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                                                                    EXHIBIT 99.1


netGuru Applies to Trade on The Nasdaq SmallCap Market

Yorba Linda, CA - September 12, 2003 - netGuru, Inc. (Nasdaq: NGRU), an integrated information technology and services company, today announced that it has applied to transfer the listing of its common stock to The Nasdaq SmallCap Market from The Nasdaq National Market.

Amrit Das, Chairman & CEO of netGuru said, "When Nasdaq notified us on September 8, 2003 that the company must regain compliance with the minimum stockholder's equity requirement for continued listing on The Nasdaq National Market, we decided that it would be prudent to move to The Nasdaq SmallCap Market at this time. This avoids expending what would likely be significant time and expense toward an uncertain outcome and puts the company in the segment of the Nasdaq market that reflects our current stockholder's equity position."

The company received a Nasdaq staff determination letter on September 8, 2003 indicating that the company did not comply with the stockholders' equity requirement for continued listing set forth in Marketplace Rule 4450(a)(3).

It is anticipated that the company will transfer its listing to The Nasdaq SmallCap Market. Following a transfer of the company's listing to The Nasdaq SmallCap Market, netGuru shareholders would continue to have access to current trading information, including trade, bid and ask quotations and share volume. In addition, daily closing prices quotations would continue to be available to investors through brokerage terminals, financial websites and Nasdaq's website.

About netGuru

         netGuru (www.netguru.com) is an integrated information technology and services company. The company's solutions consist of the following:

         o Engineering and collaborative software products and services for businesses worldwide;
         o        Information technology services; and
         o        Web-based telecommunication and travel services

The company has offices in the United States, India, the United Kingdom, France, Germany and Singapore and has distributors in 40 countries. The Company currently licenses its software products to more than 20,000 businesses, with 50,000 installations and 160,000 users in over 65 countries.

About The Nasdaq Small Cap Market

         The Nasdaq Stock Market has two tiers - The Nasdaq National Market that contains the largest and most actively traded stocks and The Nasdaq SmallCap Market that is the smaller capitalization tier. Both markets have stringent corporate governance standards.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release, including in particular, the company's ability to successfully transfer the listing of its common stock to The Nasdaq SmallCap Market, are forward-looking statements that involve a number of risks and uncertainties. The actual future results of the company could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, the acceptance by Nasdaq of the company's application to The Nasdaq SmallCap Market, the company's current and continuing ability to satisfy continued listing requirements of The Nasdaq SmallCap Market, any future changes in Nasdaq rules and requirements or their application to the company's listing, and any additional deficiencies that may arise in the future with regard to the company's compliance with Nasdaq rules and requirements.

For further information please contact:

Jyoti Chatterjee                                  Bruce Nelson
President and COO                                 Chief Financial Officer
jyoti@netguru.com                                 bruce@netguru.com
(714) 974-2500 x 214                              (714) 974-2500 x 215